Exhibit (a)(1)(E)
SHARES LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES AND OTHER NOMINEES
U.S. Offer to Purchase for Cash up to 7,608,631,104
of the Outstanding Shares of Common Stock (including Common Stock represented by
American Depositary Shares, each representing 50 Shares of Common Stock)
of
ENEL AMÉRICAS S.A.
at a Purchase Price of
Ch$140 Per Share of Common Stock (payable in U.S. dollars)
and
Ch$7,000 Per American Depositary Share (payable in U.S. dollars)
by
ENEL S.p.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2021 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION OF THE CONCURRENT CHILEAN OFFER (AS DEFINED BELOW).

March 15, 2021
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold Shares (as defined below):
Enclosed for your consideration are the Offer to Purchase, dated March 15, 2021 (the “Offer to Purchase”), and the related Form of Acceptance (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by Enel S.p.A., an Italian società per azioni (“Enel”), to purchase up to 7,608,631,104 of the outstanding shares of common stock (the “Shares”) including Shares represented by American Depository Shares (the “ADSs” and, together with the Shares, “Securities”), which represents 10% of the capital stock of Enel Américas S.A. (“Enel Américas”) a sociedad anónima abierta organized under the laws of the Republic of Chile, from all holders of Shares resident in the United States and all holders of ADSs wherever located for cash at a purchase price of Ch$140 per Share and Ch$7,000 per ADS, in each case payable in U.S. dollars, without interest, and less applicable withholding taxes and distribution fees, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related form of acceptance and letter of transmittal.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE DEADLINE FOR VALIDLY TENDERING SHARES IS 5:00 PM, NEW YORK CITY TIME, ON APRIL 13, 2021 UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.
Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee. All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase, dated March 15, 2021;

2.
A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3.
The Form of Acceptance to be used by U.S. Holders of Shares in accepting the U.S. Offer;

4.
The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer (which constitutes part of the U.S. Offer and is provided for informational purposes only).

ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Shares). If your client holds ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form.
Additional information and the copies of the ADS Letter of Transmittal can be obtained from the Information Agent, Georgeson LLC, at +1 (866) 431-2096 (U.S. Toll Free) or +1 (781) 575-2137 (International) or e-mail at enelamericas@georgeson.com.
Please note the following:
1.
Tender Agent:

Enel has appointed Computershare Trust Company N.A. as Tender Agent for the U.S. Offer.
2.
Information Agent:

Enel has appointed Georgeson LLC as Information Agent.
Any questions you may have with respect to the manner in which Shares may be tendered in the U.S. Offer should be directed to Georgeson LLC, at +1 (866) 431-2096 (U.S. Toll Free) or +1 (781) 575-2137] (International) or e-mail at enelamericas@georgeson.com.
3.
Holders of Shares:

The U.S. Offer is being made only to holders of Shares who are U.S. Persons.
The tender price for Shares accepted for payment after giving effect to proration, if applicable, is the U.S. dollar equivalent of Ch$140 per Share in cash, without interest, payable in U.S. dollars, and less the amount of any fees, expenses and applicable withholding taxes and distribution fees, upon the terms and subject to the conditions of the U.S. Offer.
Tendering holders will receive for each Share validly tendered in the U.S. Offer Ch$140, in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes and distribution fees (the “Tender Offer Consideration”) upon the terms and subject to the conditions set forth in the Offer to Purchase. The U.S. dollar amount will be based upon the U.S. dollar observed rate (dólar observado) published by the Chilean Central Bank for the business day prior to the date of settlement of the Offers.
4.
Procedure for Tendering

The U.S. Offer and tender withdrawal rights will expire at 5:00 p.m., New York City time, on April 13, 2021, unless the U.S. Offer is extended (the “Expiration Date”).
Notwithstanding any other provision of the U.S. Offer, payment for Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Share Tender Agent of the completed Form of Acceptance, together with the following documents:
(a)   original título(s) de acciones (certificates of title) evidencing ownership of the Shares, if the títulos de acciones of the Shares are held by you, or a certificate from the share department of Enel which is administered by DCV Registros S.A. (“DCV Registros”), evidencing that the título(s) de acciones are held at the share department of Enel Américas;
(b)   a certificate from the share department of Enel Américas which is administered by DCV Registros, issued no later than 10 days prior to the date of delivery to the U.S. Share Tender Agent evidencing that the share department of Enel Américas is not aware of any liens, pledges or encumbrances that affect the Shares;
(c)   duly signed traspaso(s) (deed of transfer) indicating the number of Shares to be tendered, with the date of such traspaso(s) in blank;
(d)   in the case the U.S. Holder is an individual, a copy of the U.S. Person’s passport or other government-issued photo identification card;
(e)   in the case the U.S. Holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or other government-issued photo identification card of the authorized officer; and
(f)   any other documents requested by the U.S. Share Tender Agent to evidence the authority of the U.S. Holder to tender and sell its Shares.
References to a holder of Shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this section shall apply to them jointly and severally.
BTG Pactual Chile S.A. Corredores de Bolsa (the “Chilean Tender Agent”) has established the Account number DCV 12026005 (the “DCV Custodial Account”) on behalf of the U.S. Share Tender Agent with respect to Shares for purposes of the U.S. Offer. Shares held in book-entry form may be tendered by sending them to the U.S. Share Tender Agent at its address set forth on the front cover of the Form of Acceptance, a properly completed and duly executed Form of Acceptance, together with the items (b) through (f) above, as applicable, and effecting the book-entry delivery of the Shares to the DCV Custodial Account.
5.
Withdrawal Rights:

Shares tendered on or prior to the Expiration Date may be withdrawn as described in the section entitled “The U.S. Offer — 5. Tender Withdrawal Rights” in the Offer to Purchase.
6.
Proration: Rounding:

On the New York business day immediately following the Expiration Date, the Chilean Tender Agent shall notify the Tender Agent of the proration factor (the “Proration Factor”) to be applied to the Shares tendered and not properly withdrawn as of the Offer Expiration Date and the Tender Agent shall apply the Proration Factor by multiplying the number of Shares tendered and not properly withdrawn by each tendering holder of Shares by the Proration Factor (the “Prorated Tender Amount”).
To the extent that the Prorated Tender Amount results in a fractional Share, the Tender Agent shall round the resulting number down to the nearest whole number of Shares so that no fractional number of Shares would be accepted for purchase pursuant to the U.S. Offer (the “Prorated Accepted Amount”).
Any number of Shares tendered by each tendering holder of Shares in excess of the holder’s Prorated Accepted Amount shall be returned to the holder in accordance with Section 9.
7.
Delivery of Payment:

Delivery of the Tender Offer Consideration for the Shares tendered in the U.S. Offer will in all cases be made only after timely receipt by the Tender Agent of (i) confirmation from Enel that the U.S. Offer has been declared unconditional, and (ii) an amount equal to the aggregate Tender Offer Consideration in U.S. dollars for the Shares validly tendered and accepted in the amount determined in accordance with the procedures set forth in the section entitled “The U.S. Offer — 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in the Offer to Purchase.

Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent, Georgeson LLC, at +1 (866) 431-2096 (U.S. Toll Free) or +1 (781) 575-2137 (International) or e-mail at enelamericas@georgeson.com.
Enel is not aware of any jurisdiction where the making of the U.S. Offer or the acceptance of Shares pursuant to the U.S. Offer is not in compliance with applicable law. If Enel becomes aware of any jurisdiction where the making of the U.S. Offer or the acceptance of the Shares pursuant to the U.S. Offer is not in compliance with any valid applicable law, Enel will make a good faith effort to comply with any valid applicable law. If, after such good faith effort, Enel cannot comply with the applicable law, the U.S. Offer will not be made to, nor will tenders be accepted from or on behalf of the holders of Shares residing in such jurisdiction.
Requests for copies of the enclosed materials should be directed to the U.S. Share Tender Agent.
Very truly yours,
Enel S.p.A.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF ENEL, THE COMPANY, THE U.S. SHARE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.